Exhibit 4.7

English Translation
Patent and Patent Application Assignment Agreement
This agreement is signed by the following both parties on June 23rd, 2009 in Nanjing:
(1) Transferor: Lianchuang Technology Company Limited — a limited company which is legally registered and validly existing under the laws of the People’s Republic of China. Its registered address is: North Floor Two, D18-B, New and High-Tech District, Nanjing.
(2) Transferee: Linkage Technology (Nanjing) Co., Ltd. — a wholly foreign-owned enterprise which is legally registered and validly existing under the laws of the People’s Republic of China. Its registered address is: Building 16, Window of the World Software Park, DingHuaiMen 12, Nanjing.
     Whereas:
1.	Transferor has the technologies listed in the annex 1 and have applied for related patent right (“Patent Application Technology”), some of which have been registered as patents.
2.	Patent Application Technology Licensing Agreement (“Licensing Agreement”) has been signed by both parties. Based upon the Licensing Agreement, the Transferor grants the Transferee the license to use its Patent Application Technology (including those having been registered as patents).
3.	Transferor intends to transfer the patent applications related to the technologies listed in the annex 1 and those registered as patents to Transferee. Transferee has agreed to accept such transfer.

Therefore, both parties of this agreement agree on the following:

1.	Transfer Object and Transfer Price
1.1	Transfer object agreed by both parties under this agreement is: all patent applications and patents which are held by Transferor and listed in the annex 1, including all proprietary technologies and trade secrets contained in the patent applications and patents.
1.2	Transferor agrees to transfer the above transfer object to Transferee free of charge, and transferee agrees on it.

2.	Transfer Scope
2.1	Transferor agrees to transfer all patent application rights, patents, proprietary technologies and trade secrets and any other rights pertaining to the transfer object to Transferee.
3.	Undertaking and Guarantee by Transferor
3.1	Transferor guarantees that it legally owns the transfer object and there is by no means any ownership dispute, litigation or related legal procedure with any third party as well as any preemptive right or claim from any third party in respect of the transfer object at the current stage.
3.2	Transferor has never transferred any of the patents, patent application rights, the ownerships of proprietary technologies and/or trade secrets and any other rights involved in the transfer object to any third party.

3.3	Transferor undertakes to strictly perform other obligations stipulated in this agreement.

4.	Delivery and Registration
4.1	Transferor shall hand over the following materials to Transferee within five working days upon execution of this agreement:
(1)	all patent application forms filed with patent administrative authority, including but not limited to instruction manuals, claims, attached drawing, summary & summary drawing, request, statement, change record, approval decision for right recovery and power of attorney, etc.
(2)	all files issued to Transferor by patent administrative authority, including acceptance notification, intermediate file, authorization decision, patent certificate and its duplicate, etc.
(3)	documentary evidence proving the validity of patents issued by patent administrative authority.
(4)	related explanatory documents of proprietary technologies and/or trade secrets contained in all patents and patent applications.
4.2	Both parties shall together deal with transferring patent applications and patents at the patent administrative authority. They shall do what they can to complete the registration to ensure the success of the transfer, unless there are reasons beyond their control. Relevant fees and expenses should be paid by the Transferee.
5.	Transient Clause
5.1	From the effective date of this agreement till the day when the patent administrative authority announces the transfer registration, Transferor shall maintain the validity of the registered patents. During this period, any payable annual fee and extension fee should be paid by Transferee.
5.2	Transferor shall guarantee that Licensing Agreement will be continuously carried out after the execution of this agreement.

6.	Follow-Up Matters
6.1	Transferor shall provide free-of-charge technology service and related follow-up services to Transferee in order to make it understand and master the transfer object and related technologies and secrets.
6.2	After the transfer, if any dispute, litigation and administrative procedure related to any patent, patent application right, proprietary technology or trade secret contained in the transfer object may occur, Transferor shall provide technological support to Transferee in a necessary, positive and free-of-charge way.
6.3	If any patent or patent application transfer under this agreement fails to be approved or completed for any reason, as to those patent applications which finally are registered as patent, Transferor shall ensure that Transferee is able to continuously and validly use related patent and Patent Application Technology according to Licensing Agreement; as to those patent applications which finally fail to be registered as patent, all proprietary technologies and trade secrets involved shall be transferred to Transferee according to this agreement.

7.	Default
7.1	If any party breaches this agreement, including transferor breaching clause 3 under this agreement, all economic losses such incurred by the other party should be compensated by the defaulting party.

8.	Others
8.1	The stipulation, effectiveness, construction, enforcement and the dispute settlement of this agreement shall all be governed by and adjusted according to the laws of the People’s Republic of China.

8.2	If any dispute resulting from carrying out this agreement or relating to this agreement, occur, both parties shall negotiate with one another in a friendly way; if negotiation fails, such dispute shall be submitted to Nanjing Arbitration Commission to be dealt with in Nanjing according to its then effective arbitration rules, and the arbitration award should be final and binding on each party. During the process of arbitration, other than ongoing disputed or arbitrated parts, other clauses in this agreement should be continuously abided by.
8.3	This agreement will be legally binding on each party upon the execution and sealing of this agreement by both parties or their respective legal or authorized representatives. Patent and patent application transfer under this agreement will take effect upon the registration of the transfer at the patent administrative authority of the State Council.
8.4	If any matter is not mentioned in this agreement, related rules of laws and regulations should be followed. If no such rules exist, both parties may reach a written complementary agreement. Annexes and complementary agreements of this agreement are integral part of this agreement, thus having the same legal effect as this agreement.
8.5	This agreement are executed in six copies, with each party holding one copy, and the remaining shall be submitted to the patent administrative authority for registration.

Transferor: Lianchuang Technology Company Limited
/Seal/: Lianchuang Technology Company Limited
Legal representative or authorized representative (signature): /s/ Libin Sun
Transferee: Linkage Technology (Nanjing) Co., Ltd.
/Seal/: Linkage Technology (Nanjing) Co., Ltd.
Legal representative or authorized representative (signature):

Annex 1:

Application Date	Application Number	Patent Number
Patents in China
2006/02/20	200610038373.3
2006/02/20	200610038374.8	ZL 2006 1 0038374.8
2006/02/20	200610038375.2
2006/02/20	200610038378.6	ZL 2006 1 0038378.6
2006/06/30	200610085768.9
2006/06/30	200610085769.3
2006/06/30	200610085766.X	ZL 2006 1 0085766.X
2006/07/12	200610106550.7
2006/11/29	200610098059.4	ZL 2006 1 0098059.4
2006/11/30	200610098074.9	ZL 2006 1 0098074.9
2006/12/18	200610161236.9
2006/12/18	200610161237.3
2007/05/30	200710023012.6	ZL 2007 1 0023012.6
2007/07/20	200710025299.6
2007/07/20	200710025307.7
2007/07/20	200710025308.1
2007/07/20	200710025309.6
2007/07/20	200710025310.9
2007/08/16	200710130826.X
2007/08/17	200710026198.0	ZL 2007 1 0026198.0
2007/08/23	200710130908.4	ZL 2007 1 0130908.4
2007/08/31	200710131493.2
Patents in the United States
2006/04/27	11/380,481	Registered
2008/03/25	12/054,659
2008/03/25	12/054,776